Exhibit 10.6
Part II Award Agreement

PERFORMANCE SHARE AWARD AGREEMENT
PNM RESOURCES, INC. SECOND AMENDED AND RESTATED
OMNIBUS PERFORMANCE EQUITY PLAN

PNM Resources, Inc., a New Mexico corporation, (“PNMR” or the “Company”) hereby awards to «First» «Last», (the “Participant”) a Participant in the PNM Resources, Inc. Second Amended and Restated Omnibus Performance Equity Plan (the “Plan”), as it may be amended, a Performance Share Award (the “Award”) for shares of Common Stock of Company (“Stock”).  The grant is made effective as of April 27, 2009.

Capitalized terms used in this Performance Share Award Agreement (the “Agreement”) and not otherwise defined in this Agreement shall have the meanings given to such terms in the Plan.

1.     Grant.  Company hereby awards to Participant the opportunity to earn Performance Shares in an amount equal to the Threshold, Target or Maximum Award levels listed in Section 4(a) and (b), based upon Company’s performance over the Performance Period (defined in Section 3), in accordance with and subject to the terms and conditions set forth in this Agreement.  In no event will the Award exceed the Maximum Award levels indicated in Section 4(a) and (b).  If Participant is a Covered Employee, the Award is intended to be a Performance-Based Award granted pursuant to Section 12 of the Plan.

2.     Award Subject to Plan.  This Award is granted pursuant to the Plan, the terms of which are hereby incorporated by reference.

3.     Performance Period.  The Performance Period for this Award began on April 1, 2009 and ends on December 31, 2011.

4.     Performance Goals; Amount of Award.  The amount of the Award to which Participant is entitled pursuant to this Agreement, if any, is based upon the level of Company’s achievement with respect to the two Performance Goals described in this Section.  Each of the Performance Goals described in this Section will account for fifty percent of the Participant’s total Award opportunity.

(a)     Funds from Operations to Debt (“FFO to Debt”) Ratio Goal:  Fifty percent of Participant’s Award will be determined based upon Company’s FFO to Debt Ratio during the Performance Period (the “FFO to Debt Ratio Portion”) as set forth in this Section 4(a).

(i)     FFO to Debt Ratio Defined.  For purposes of this Agreement, the term FFO to Debt Ratio means Company’s funds from operations (as determined conclusively by Company) for the fiscal year ending on the last day of the Performance Period divided by Company’s total debt outstanding, including any long-term leases and unfunded pension plan obligations, as of the last day of the Performance Period.

(ii)    FFO to Debt Ratio Award Levels:  Company’s achievement of the FFO to Debt Ratio Goal will determine the amount of the FFO to Debt Ratio Portion of the Award to which Participant is entitled as set forth below:

If Company’s FFO to Debt Ratio over the Performance Period is:	The FFO to Debt Ratio Portion of the Award to Participant will be
Greater than 15.0% but does not exceed 15.5%	[_______] (the Threshold Award), adjusted as described below.[1]
Greater than 15.5% but does not exceed 16%	[_______] (the Target Award), adjusted as described below.[2]
Greater than 16.0%	[_______] (the Maximum Award), adjusted as described below.[3]

If Company’s FFO to Debt Ratio for the Performance Period is equal to or less than 15.0% no payment will be due with respect to the FFO to Debt Ratio Portion of the Award.  If Company’s FFO to Debt Ratio for the Performance Period exceeds 15.0% but does not exceed 15.5%, the FFO to Debt Ratio Portion of Participant’s Award will be interpolated between the Threshold and Target Award levels.  If Company’s FFO to Debt Ratio for the Performance Period exceeds 15.5% but does not exceed 16.0%, the FFO to Debt Ratio Portion of Participant’s Award also will be interpolated between the Target and Maximum Award levels.

(b)     Environmental Goal:  Fifty percent of Participant’s Award will be determined based upon Company’s attainment of the Environmental Goal (the “Environmental Goal Portion”), as set forth in this Section 4(b).

(i)     Environmental Goal Defined.  For purposes of this Agreement, the term “Environmental Goal” means the reduction in the emission levels of (1) nitrous oxide, (2) sulfur dioxide, (3) particulate matter, and (4) mercury (the “Pollutants”) at Company’s San Juan Generating Station (“SJGS”) during the Performance Period to levels that are less than the limits on the emissions of such Pollutants set forth in the Consent Decree entered by the United States District Court for the District of New Mexico on May 10, 2005 in the case of Grand Canyon Trust and Sierra Club v. Public Service Company of New Mexico, Case No. CIV 02-552 (the “Consent Decree”).  The Consent Decree limits are set forth in the following table.

Pollutant	Consent Decree Limit
Nitrous Oxide	3.24 pounds/megawatt hour
Sulfur Dioxide	1.51 pounds per megawatt hour
Mercury	90% removal efficiency[4]
Particulates	0.16 pounds per megawatt hour

Company will use the following method for determining the level of attainment of the Environmental Goal:  (A) Company will measure the emission levels of each of the Pollutants from the SJGS over the course of the Performance Period; (B) Company then will compare the actual emission level for each Pollutant to the Consent Decree limit; (C) next, Company will

______________________________
1  Insert 50% of the total Threshold Award set by the Committee.
2  Insert 50% of the total Target Award set by the Committee.
3  Insert 50% of the total Maximum Award set by the Committee.
4  Company has assumed in establishing the Environmental Goal that, for purposes of measuring Mercury emission reductions, the Consent Decree limit is 90% removal.

calculate the simple percentage variance between the emission of such Pollutant from SJGS and the limit set forth in the Consent Decree, positive or negative (if the actual emission level is less than the Consent Decree limit it will result in a positive percentage variance); (D) Company will then add the percentage variances for all four Pollutants and divide the sum of such percentage variances by four to calculate the average variance for the Pollutants.  The average variance for the Pollutants will determine the level of Company’s attainment of the Environmental Goal.

(ii)    Environmental Goal Award Levels.  Company’s achievement of the Environmental Goal will determine the amount of the Environmental Goal Portion of the Award to which Participant is entitled as set forth below:

If the average variance between the level of emission of the Pollutants at SJGS and the limits set forth in the Consent Decree over the Performance Period is:	The Environmental Goal Portion of Participant’s Award will be:
Greater than or equal to 10%	[______] Performance Shares (the Threshold Award), adjusted as described below.[5]
Greater than or equal to 12%	[______] Performance Shares (the Target Award), adjusted as described below.[6]
Greater than or equal to 14%	[______] Performance Shares (the Maximum Award) adjusted as described below.[7]

If the level of attainment of the Environmental Goal is not greater than or equal to 10%, no payment of the Environmental Goal Portion of the Award will be due pursuant to this Agreement.  If the level of attainment of the Environmental Goal is greater than 10% but less than 12%, the amount of the Environmental Goal Portion of the Award to which Participant is entitled will be interpolated between the Threshold and Target Award levels.  If the level of attainment of the Environmental Goal is greater than 12% but less than 14%, the amount of the Environmental Goal Portion of the Award to which Participant is entitled also will be interpolated between the Target and Maximum Award levels.

(iii)   Discretion to Reduce Environmental Goal Portion of Award.  The Committee, in its sole discretion, may reduce (but not increase) the Environmental Goal Portion of the Award, if any, to which Participant is entitled based on such factors as the Committee determines to be appropriate.

5.     Determination of Performance Goals and Awards Payable.  The Committee will determine the FFO to Debt Ratio and the Environmental Goals for the Performance Period and the amount of the Award to which Participant is entitled, if any, on or before February 28, 2012.  If payment of an Award to Participant requires approval of the Board of Directors, the Committee will submit its recommendation with respect to Participant’s Award to the Board of

___________________________
5  Insert 50% of the total Threshold Award set by the Committee.
6  Insert 50% of the total Target Award set by the Committee.
7  Insert 50% of the total Maximum Award set by the Committee.

Directors for approval.  No amount will be payable to Participant in the absence of approval by the Board of Directors.

6.     Vesting on Termination of Employment.

(a)     Termination of Employment Due to Death, Disability, Retirement, Impaction or Change in Control.  Upon Participant’s Termination of Employment due to death, Disability, Retirement, Impaction or Change in Control prior to the end of the Performance Period, Participant shall vest in a pro rata portion of the Award to which Participant is entitled at the end of the Performance Period as described in Section 13.1(a)(iv)(2) of the Plan.  The amount of the Award to which Participant is entitled hereunder shall be determined at the conclusion of the Performance Period based upon actual performance during the Performance Period.

(b)     Involuntary or Voluntary Termination of Employment for Other Reasons.  Subject to Section 6(c), upon Participant’s involuntary or voluntary Termination of Employment for any reason other than those set forth in Section 6(a), the Award, if not previously vested, shall be canceled and forfeited immediately.

(c)     Termination of Employment for Cause. Upon Participant’s Termination of Employment for Cause, Participant’s right to any Award hereunder shall be canceled and forfeited immediately.

7.     Form and Timing of Delivery of Certificate.  On or before March 15, 2012, Participant shall receive a Stock certificate evidencing Participant’s ownership of the number of Performance Shares, if any, to which Participant is entitled pursuant to Sections 4 and 5.

8.     Withholding and Deductions.  Company shall have the right to deduct from any payments made by Company to the Participant, or to require that the Participant remit to Company, an amount sufficient to satisfy any federal, state or local taxes of any kind as are required by law to be withheld with respect to the Performance Shares granted hereunder. Company also shall have the right to take such other actions as may be necessary in the opinion of Company to satisfy the tax withholding and payment obligations related to the Performance Shares granted hereunder.  Company may, in its sole discretion, permit the Participant to elect to satisfy the Participant’s minimum statutory tax withholding obligation which may arise in connection with the Performance Shares by requesting that Company withhold shares of Stock having a Fair Market Value of the Stock equal to the minimum statutory tax withholding.  Any such election shall be subject to the provisions of applicable law and to any conditions the Committee may determine to be necessary in order to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act.  Any shares of Stock deliverable to the Participant under the terms of this Agreement also are subject to offset by Company, and the Participant hereby authorizes such offset, to liquidate and reduce any outstanding debt or unpaid sums owed by the Participant to Company or its successor.

9.     Non-Assignability.  The Award and Participant’s rights under this Agreement shall not be transferable other than by will or by the laws of descent and distribution.  The Performance Share Award is otherwise non-assignable.  (See Section 14 of the Plan).  The terms of this Agreement and the Plan shall be binding on the executors, administrators, heirs and successors of Participant.

10.    Employment Agreement.  Notwithstanding anything to the contrary contained in this Agreement, (a) neither the Plan nor this Agreement is intended to create an express or implied contract of employment for a specified term between Participant and Company and (b) unless otherwise expressed or provided, in writing and by an authorized officer, the employment relationship between Participant and Company shall be defined as “employment at will” wherein either party, without prior notice, may terminate the relationship with or without cause.

11.    Administration.  This Agreement shall at all times be subject to the terms and conditions of the Plan and the Plan shall in all respects be administered by the Committee in accordance with the terms of and as provided in the Plan.  The Committee shall have the sole and complete discretion with respect to the interpretation of this Agreement and the Plan, and all matters reserved to it by the Plan.  The decisions of the majority of the Committee with respect thereto and to this Agreement shall be final and binding upon Participant and Company.  In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

12.    Waiver and Modification.  The provisions of this Agreement may not be waived or modified unless such waiver or modification is in writing signed by Company.

13.    Validity and Construction. The validity and construction of this Agreement shall be governed by the laws of the State of New Mexico.

14.    Dividend Equivalents.  Participant is not entitled to receive a dividend equivalent with respect to the Performance Shares awarded pursuant to this Agreement.

15.    Compliance with Exchange Act.  If Participant is subject to Section 16 of the Exchange Act, Performance Shares granted pursuant to this Award are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act.

16.    Voting Rights.  Participant will have no voting rights with respect to the Performance Shares until delivery of the Stock certificate in accordance with Section 8.

17.    Tax Issues.  Pursuant to Section 83 of the Code, the value of the Performance Shares will be taxed as ordinary income as of the date distributed to Participant.

18.    Regulatory Approvals and Listing.  Company shall not be required to issue any certificate for shares of Stock prior to satisfying any regulatory approval, registration, qualification or other requirements of the Securities and Exchange Commission, the Internal Revenue Service or any other governmental agency which the Committee, in its sole discretion, shall determine to be necessary or advisable.

19.    Adjustments.  Neither the existence of the Plan nor the Award shall affect, in any way, the right or power of Company to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in Company’s capital structure or its business; or any merger or consolidation of Company; or any corporate act or proceeding, whether of a similar character or otherwise; all of which, and the resulting adjustments in, or impact on, the Award are more fully described in Section 5.3 of the Plan.

20.    Participant Representation.  As a condition to the receipt of any shares of Stock hereunder, Company may require a representation from the Participant that the Stock is being acquired only for investment purposes and without any present intention to sell or distribute such shares.

MANY OF THE PROVISIONS OF THIS AWARD AGREEMENT ARE SUMMARIES OF SIMILAR PERTINENT PROVISIONS OF THE PLAN.  TO THE EXTENT THIS AGREEMENT IS SILENT ON AN ISSUE OR THERE IS A CONFLICT BETWEEN THE PLAN AND THIS AGREEMENT, THE PLAN PROVISIONS SHALL CONTROL.

IN WITNESS WHEREOF, Company has caused this Performance Share Award Agreement to be executed on ____________ ___, 2009, by its duly authorized representative.

PNM RESOURCES, INC.

By
                 Alice A. Cobb
                 Senior Vice President and
                 Chief Administrative Officer